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                              [ULTRAFEM INC. LETTERHEAD]



August 4, 1997



Mr. Jeffrey Hill
Meridian Consulting Group
274 Riverside Avenue
Westport, CT 06880

Dear Jeff:

This letter agreement serves to memorialize our understanding with respect to which you (Meridian Consulting Group) will continue to provide on-going sales management to us (Ultrafem, Inc.) for the introduction of INSTEAD-Registered Trademark-. This letter restates and supersedes the letter agreements between us dated October 29, 1996 and June 4, 1997. As you know, we currently distribute INSTEAD-Registered Trademark- into the Wave I area (approximately 8% of the United States), the Wave II area (approximately an additional 16% of the United States market), and on a national basis to certain National Chains, and we intend to continue to expand the distribution of INSTEAD-Registered Trademark- in the United States during the term of this letter agreement.

You have agreed to provide us with the full breadth of Sales Management, including but not limited to the Sales Merchandising and Trade Marketing capability which will be required in connection with the introduction of, and ongoing management of, INSTEAD-Registered Trademark-. In this capacity your responsibilities include:

I. Developing The Sales Strategy: You will meet in person with brokers for the following:

    -    Developing the Sell-In Strategy
    -    By Class of Trade/Customer
    -    Distribution Objectives
    -    Promotional Objectives
    -    Pricing Objectives (Feature and Everyday)
    -    Shelving Objectives

    -    Developing Short Term (Quarterly) Goals
    -    Developing Long Term (Annual) Goals
    -    Full Analytics at the Class of Trade Level by Market
         -- Development of Fully Customized Key Account Presentations (the "Customized Presentations"). There will be an incremental cost for Customized Presentations of $8K per new account, other than the Customized-Business Review Presentations which we have already discussed with you.
    -    Coordinating Introductory Headquarter Calls
    -    Follow Up/Summary to Introductory Presentations


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Meridian Consulting Group
September 17, 1997
Page 2


         --   Scorecard of Sell-In Acceptance
         --   Assisting Development of Pipeline and On-Going Volume Goals
         --   Assisting Development of SKU Breakout and On-Going SKU Sales
               Volume
         --   Managing National Accounts
         --   Headquarter Calls
         --   Account Specific Requests

II. Management Reporting

    -    Summarize Status vs. Goal (including weekly updates)
    -    Identifying Risks/Opportunities In Objectives
         --   Identify Programming to Address Barriers
         --   Develop Contingency Plans
    -    Evaluating Broker Performance - Factory & Nielsen
         --   Short Term Goals
         --   Long Term Goals
    -    Identifying/Eliminating Unnecessary Spending

III.     On-Going Broker Management

    -    Executional Steps Required to Support the Business
         --   Business Forecasting
              --   Sales Tracking - Actual vs. Forecast
                   -  Monthly
                   -  Quarterly
                   -  Yearly

    -    Tracking Profitability with Regard to Trade Spending
    -    Participation in Key Account Presentations
    - All Logistics and Customization of the Support Issues Between the Customer and Ultrafem, Inc. to be Handled by Ultrafem, Inc.
    - Communications of Promotions, Deals, Advertising, PR/Professional Support, Ad Slicks, Displays, etc. (Specific Promotional Development Will be done Separately)
    -    Providing Sales Updates

In addition to providing resources sufficient (as determined by our mutual agreement) to implement the foregoing, you agree to hire one person who shall be satisfactory to us in our sole discretion to serve as an "acting Vice President of Sales." You agree to have this person commence employment within one month of the date Mr. Moriarity ceased to work full-time in such capacity or of the date that an acceptable acting Vice President of Sales ceases to work full-time in such capacity. The acting Vice President of Sales shall devote his/her entire business time and effort during the term of this letter agreement to the management of our on-going broker field sales, national accounts and related Sales activities (provided, however, that, the


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Meridian Consulting Group
September 17, 1997
Page 3


Acting Vice President of Sales shall be permitted to perform such duties as are required as a principal of Meridian so long as such duties do not exceed 20% of such person's work time and so long as such duties do not interfere or detract from the performance of such person's duties to Ultrafem).

Effective May 1, 1997, the fee for your services to be rendered hereunder shall be an amount equal to $100,000 per month for the remaining term of this letter agreement. This fee will cover all services to be provided by you under this letter agreement, other than the incremental fee for Customized Presentations. You understand that we will continue the expansion of INSTEAD-Registered Trademark- into the full United States, and that there will be no increase in your monthly retainer until we expand the distribution of INSTEAD-Registered Trademark- to the regional accounts in the 76% of the United States that do not currently carry the brand. You will bill us this monthly retainer, as well as any additional fees for any Customized Presentations, in one bill on the first of each month, with payment due 30 days after our receipt of the invoice.

This letter agreement shall be effective as of May 1, 1997 and expire on June 30, 1998. The term of this letter agreement may be extended at our option; any such extension shall be based upon a mutually acceptable responsibility and fee structure. If upon the expiration or termination of this letter agreement, by either party for any reason, a mutually acceptable responsibility and fee structure cannot be arranged, if we request you will provide us with transitional services, at the monthly fee in effect prior to such expiration or termination, for a reasonable period which shall not exceed six months.

You agree to provide the services hereunder in a first rate, high quality manner, consistent with your and our reputations and the image we are seeking to establish for INSTEAD-Registered Trademark-. The provision of your services hereunder shall be subject to our supervision. Neither you nor any of your employees (including without limitation the acting Vice President of Sales) shall have the authority to bind us without our prior written consent.

In addition to the fees payable to you above, you will be reimbursed for the following out-of-pocket expenses:

    1. Travel/related out-of-pocket expenses (which need to be agreed by us in advance);
    2. Any research/data collection costs associated with pursuing this initiative (which need to be agreed by us in advance);
    3. Any production charges associated with the activity (which need to be agreed to by us in advance); and
    4.   Office expenses including: phone, fax, postage, etc.

    All out-of-pocket expenses are due and payable within thirty (30) days after invoicing on your one monthly bill.


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Meridian Consulting Group
September 17, 1997
Page 4


Any early cancellation of this letter agreement on our part would result in the payment by us of a Cancellation Fee (defined below) plus all unpaid out-of-pocket expenses, provided that prior to the cancellation Meridian has complied with the terms of this letter agreement and that prior to such cancellation Meridian has performed its services hereunder in a manner reasonably satisfactory to Ultrafem, and that at the time of cancellation of this letter agreement, Mr. Moriarity or a suitable replacement is acting as Vice President of Sales. The Cancellation Fee will be equal to, (i) if the cancellation occurs prior to September 1, 1997, $900,000, or (ii) if the cancellation occurs on or after September 1, 1997, 65% of the full unpaid balance of the monthly retainer due under this letter agreement. If our cancellation is due to Meridian's failure to have performed its responsibilities outlined under roman numerals I, II and III above in a manner reasonably satisfactory to Ultrafem, and such failure is not remedied within thirty (30) days after written notice thereof from Ultrafem, Ultrafem shall pay a fee for canceling this agreement equal to two months payment of your monthly retainer provided for herein provided that prior to the cancellation Meridian has complied with the terms of this letter agreement and that at the time of cancellation of this letter agreement, Mr. Moriarity or a suitable replacement is acting as Vice President of Sales.

You agree neither that you nor your principals, agents, employees or representatives will use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any confidential information pertaining to the business of Ultrafem (which shall included, without limitation, statistical data, strategic business plans, customer and supplier information and identity, marketing plans and other non-public, proprietary information of Ultrafem) except in the business of and for the benefit of Ultrafem or when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Ultrafem, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Ultrafem to divulge, disclose or make accessible such information.

Meridian and Ultrafem agree that this covenant regarding confidential information is a reasonable covenant under the circumstances, and that any breach of the covenant relating to confidential information contained in this letter agreement would irreparably injure Ultrafem. Accordingly, Meridian agrees that Ultrafem, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Meridian from any court having jurisdiction over the matter, restraining any violation of such covenants. The provisions of this letter agreement regarding confidential information shall survive the termination of the current consulting arrangement between Meridian and Ultrafem.

Meridian recognizes the nature of the services which are provided to Ultrafem under this letter agreement are confidential and essential to the business of Ultrafem. Accordingly, Meridian, and each of Jeffrey Hill and John Linderman by execution hereof, agree to the provisions of the previous two paragraphs and to the terms set forth on Annex A hereto.


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Meridian Consulting Group
September 17, 1997
Page 5

This letter agreement constitutes the entire agreement between the parties and supersedes all prior agreements, including, without limitation, the letter agreements dated October 29, 1996 and June 4, 1997, with respect to the subject matter hereof. This letter agreement shall be governed by the internal laws of the State of New York.

If the foregoing correctly sets forth your understanding of our agreement, please sign in the space provided below. An extra copy has been provided for your files. If we do not receive a fully executed copy of this letter from you on or before August 4, 1997, this letter agreement shall be deemed null and void.



AGREED TO FOR MERIDIAN                 AGREED TO FOR ULTRAFEM, INC.
 CONSULTING GROUP, INC.

By:  /s/ Jeffrey M. Hill               By:  /s/ Dori M. Reap
    --------------------------             ---------------------------
Title: Managing Director               Title: Senior VP and CFO
      -------------------------              --------------------------
Date:  8/4/97                          Date:  August 4, 1997
      ------------------------               -------------------------



/s/ Jeffrey M. Hill
---------------------------------
JEFFREY HILL


/s/ John Linderman
---------------------------------
JOHN LINDERMAN


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                                                                       ANNEX A


1.  Definitions.

"Company" means Ultrafem, Inc.

"Consultant" means Meridian, Jeffrey Hill or John Linderman, as the case may be.

"Meridian" means Meridian Consulting Group.

2.  Non-Competition; Non-Solicitation.

    (a) The Consultant agrees that, while serving as a consultant to the Company and for a period of one year thereafter (herein referred to as the "Non-Competition Period"), without the prior written consent of the Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than 10% holder of any class or series of equity securities, partner, investor, lender or consultant or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, engaged in any business activity competitive (directly or indirectly) with the business of the Company and (ii) he shall not, on behalf of any such competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company.

    (b) While serving as a consultant to the Company and during the Non-Competition Period, the Consultant agrees that, without the prior written consent of the Company (and other than on behalf of the Company), the Consultant shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, solicit the employment of any person who has been employed by the Company or Meridian at any time during the one year immediately preceding such date of hiring or solicitation and was also an employee of the Company or Meridian at the time the Consultant served as a consultant to the Company.

    (c) The Consultant and the Company agree that these covenants regarding non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants which shall not appear reasonable to such court and to enforce the remainder of these covenants as so amended. The Consultant agrees that any breach of the covenants contained in Section 2(b) would irreparably injure the Company. Accordingly, the Consultant agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Consultant from any court having jurisdiction over the matter, restraining any violation of Section 2(b).

    (d) The provisions of this Section shall survive the termination of the current consulting arrangement between Meridian and the Company.